EXHIBIT 99.1


              Contact:  Mr. T.S. Rittenhouse - 215-629-6776


PRESS RELEASE
from
STRAWBRIDGE & CLOTHIER - For Immediate Release - July 14, 1997


    Strawbridge & Clothier Reduces Distribution to Shareholders Strawbridge & Clothier (the "Company") announced today that its Board of Directors has reduced the initial distribution of Common Stock of The May Department Stores Company ("May") from 0.29 May share, as previously announced, to 0.20 May share for each share of Common Stock of the Company. This distribution will be made to shareholders of record on July 15, 1997. There will be no trading in the Common Stock of the Company after July 15, 1997 and the shares will be delisted from NASDAQ. The stock transfer books of the Company will be closed at the close of business on that date.

    Francis R. Strawbridge, III, Chairman, said, "We have reduced the amount of the initial distribution in the face of a lawsuit by the landlord of the Shore Mall store seeking to enjoin the entire distribution. We have agreed to give the landlord thirty days notice of any further distributions other than cash distributions representing dividends received on the remaining May shares and not to give that notice prior to September 15, 1997. We believe we are making progress in locating a replacement tenant for the Shore Mall store and will keep shareholders advised with respect to this situation."

    As part of its liquidation, the Company will transfer on July 18, 1997 all remaining assets, including the remaining May shares, to the S&C Liquidating Trust which will also assume the remaining liabilities of the Company. The shareholders of the Company at the time of


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the establishment of the S&C Liquidating Trust will be the owners of beneficial interests in the trust and the beneficiaries of any distributions from the trust.

    It is expected that the S&C Liquidating Trust will continue in existence for two to three years. It is planned to make one or more additional distributions from the trust as remaining liabilities are resolved although the timing of those distributions cannot presently be predicted.

    The Company stated that its present estimate of additional shares of May Common Stock which may be distributed is 0.17 May share for each Company share. It is noted that this is a forward looking statement within the meaning of Section 21E of the Securities Exchange Act of 1934 and there are a number of important factors that could cause actual results to differ from the estimate including the resolution of the Shore Mall lease, the amount of other liabilities to be paid in the liquidation and the amount to be received for assets which have not yet been sold. Accordingly, there can be no assurance that the estimate will actually reflect the amount of May shares which will be distributed.